Exhibit III

to Form 18-K

of European Investment Bank

as of December 31, 2006

Breakdown of registered

securities held by or

for account of registrant

Title of Issue	Amount as to which registration is effective	Amount held by or for account of Registrant

4.00% Notes Due March 3, 2010	USD 3,000,000,000	USD 9,500,000

5.25% Notes Due June 15, 2011	USD 3,000,000,000	USD 20,000,000

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